UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 16, 2009

Parametric Technology Corporation
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

0-18059	04-2866152
(Commission File Number)	(IRS Employer Identification No.)

140 Kendrick Street Needham, Massachusetts	02494-2714
(Address of Principal Executive Offices)	(Zip Code)

(781) 370-5000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2009, PTC’s Board of Directors elected Robert P. Schechter as a Class II Director to serve until the 2010 Annual Meeting of Stockholders.

Mr. Schechter, age 60, was Chairman and Chief Executive Officer of NMS Communications Corporation (now LiveWire Mobile, Inc.) until December 2008. Prior to joining NMS in 1995, Mr. Schechter held positions as Senior Vice President, Finance and Operations and Chief Financial Officer and as Senior Vice President of the International Business Group at Lotus Development Corporation. Prior to that, Mr. Schechter was a Partner at Coopers & Lybrand LLP and served as Chairman of the North East Region High Tech Practice.

It has not yet been determined whether Mr. Schechter will be appointed to any committees of the Board.

Mr. Schechter was granted 18,292 shares of restricted stock as a new director retention grant, which shares will vest in two substantially equal installments on each of the first and second anniversaries of the grant date, provided he remains a director of PTC on the relevant vest dates. In addition, Mr. Schechter will receive an annual cash retainer and annual equity retainer in the same amounts as our non-employee directors (other than our Lead Independent Director). For his current term, those amounts were pro-rated for the remaining portion of the current year he will serve. Accordingly, the annual cash retainer was pro-rated to $16,050 and the annual equity retainer was pro-rated to 5,552 shares, which shares will vest on the earlier of the date of 2010 Annual Meeting of Stockholders and March 15, 2010 if he remains a director of PTC on that date. Mr. Schechter will also earn $2,000 for each meeting of the Board of Directors and of any committee on which he serves that he attends.

On September 16, 2009, Mr. Noel Posternak, Lead Independent Director of PTC’s Board of Directors, informed PTC that he will retire effective as of the end of his current term in March 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Parametric Technology Corporation

Date: September 18, 2009	By:	/s/ Aaron C. von Staats
Aaron C. von Staats
General Counsel & Secretary